United States securities and exchange commission logo





                     November 28, 2022

       Damien Schmitz
       Chief Financial Officer
       Groupon, Inc.
       600 W. Chicago Avenue
       Suite 400
       Chicago, IL 60654

                                                        Re: Groupon, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            Form 10-Q for the
Fiscal Period Ended June 30, 2022
                                                            Filed August 8,
2022
                                                            File No. 001-35335

       Dear Damien Schmitz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services